Exhibit 10.26

Execution Version

2010 REFERRAL FEE AGREEMENT

This 2010 Referral Fee Agreement (this “Agreement”) is made and entered into this 15th day of June, 2010 (the “Effective Date”), by and between Textura Corporation, a Delaware corporation having a principal place of business at 1405 Lake Cook Road, Deerfield, IL 60015 (“Textura”) and Aon Risk Services Central, Inc., an Illinois corporation having a principal place of business at 200 East Randolph Street, Chicago, IL 60601 and formerly known as Aon Risk Services of Illinois, Inc. (“Aon” and together with Textura, the “Parties” and each a “Party”).

Recitals

WHEREAS, Textura owns a web-based software application for assisting in the management of construction projects, comprising construction payment management (“CPM”) and pre-qualification management (“PQM”), a technology platform known internally to Textura as the T3 platform (the “Platform”) and any additional features and functionality that the Parties may agree to in a written amendment to this Agreement (all such applications and related services are collectively referred to as the “Software”);

WHEREAS, Aon owns a web-based software application titled “Aonchor” for assisting general contractor clients with certain administrative aspects of their Subguard insurance program including Subguard premium calculations (“Aonchor”);

WHEREAS, concurrently herewith the Parties are entering into a Software Development and Service Agreement (the “Software Agreement”) under which Textura will perform certain software development, support, maintenance and hosting services to make Aonchor and any other Aon software applications that may be mutually agreed by the Parties in writing under the Software Agreement operable with Textura’s Platform and to make Aonchor and such other Aon software applications available on the Platform to Aon’s customers (Aonchor and such other software are collectively referred to as the “Aon Applications”);

WHEREAS, Aon desires to refer certain of Aon’s customers to Textura to license and use the Software and the Aon Applications;

WHEREAS, Textura and Aon Risk Services of Illinois, Inc. previously entered into a 2007 Referral Fee Agreement (the “2007 Agreement”); and

WHEREAS, the Parties desire to terminate the 2007 Agreement upon execution of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Agreement

Section 1.                                           Defined Terms.  As used in this Agreement, the following terms have the meanings set forth below:

(a)                                 “Aon” has the meaning set forth in the recitals.

(b)                                 “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

(c)                                  “Aon Applications” has the meaning set forth in the recitals.

(d)                                 “Aon Competitor” has the meaning set forth in Section 9(b).

(e)                                  “Aon Risk Services” has the meaning set forth in Section 7(a).

(f)                                   “Aonchor” has the meaning set forth in the recitals.

(g)                                  “Cash Flow Trigger” has the meaning set forth in Section 3(d)(i)(A).

(h)                                 A “Change in Control Event” means the occurrence of any one of the following events: (1) any person or more than one person acting as a group becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of stock of Textura, that together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of stock of Textura (excluding any additional stock acquired by a person or more than one person acting as a group who prior to the acquisition is considered to own more than 50% of the total fair market value or total voting power of such securities); (2) the consummation of a merger or consolidation of Textura with or into any other corporation or any other corporate reorganization if more than 50% of the combined voting power of the voting stock of Textura or such surviving entity (or any parent thereof) outstanding immediately after such merger, consolidation, or reorganization is owned by persons who were not stockholders of Textura immediately prior to such merger, consolidation or reorganization; or (3) the sale or disposition of either all or substantially all of the assets of Textura or all or substantially all of the intellectual property assets of Textura relating to the Software (in one transaction or a series of related transactions), other than a sale or disposition by Textura of such assets from Textura to an Affiliate of Textura.

(i)                                     “CPM” has the meaning set forth in the recitals.

(j)                                    “Credit Bank Account” has the meaning set forth in Section 3(b).

(k)                                 “Credit Bank Account Beginning Balance” has the meaning set forth in Section 3(b).

(l)                                     “Credit Bank Account Interest” has the meaning set forth in Section 3(b).

(m)                             “Cap” has the meaning set forth in Section 3(d)(iii)

(n)                                 “Effective Date” has the meaning set forth in the recitals.

(o)                                 “Entity” means a general contractor, developer or owner.

(p)                                 “Listed General Contractors” has the meaning set forth in Section 7(b).

(q)                                 “Mid-Level Developer Hour” has the meaning set forth in Section 3(a).

(r)                                    “North American Cash Flow Positive Event” has the meaning set forth in Section 3(d)(i)(E).

(s)                                   “Platform” has the meaning set forth in the recitals.

(t)                                    “PQM” has the meaning set forth in the recitals.

(u)                                 “Referral” means any Entity that becomes a new client of Textura for any Textura product or service during the Term of this Agreement:

(i)                                     where such Entity is or becomes a user of Aonchor or an Aon Application during the tem.( of this Agreement; or

(ii)                                  after being introduced by Aon to Textura; or

(iii)                               after Aon has provided marketing, technical or other efforts and/or support to Textura in connection with marketing the Software and/or Aon Applications to such Entity and without such efforts and/or support it would be reasonably deemed that such Entity would not have become a Textura client; or

(iv)                              that is an existing referral under the 2007 Agreement as of the Effective Date of this Agreement, as more specifically set forth in Section 4(b) below.

(v)                                 “Referral Fee” means an amount equal to seven percent (7%) of the Revenue.

(w)                               “Referral Period” is the first ten (10) years in which a Referral transacts business with Textura, commencing on the date the Referral first becomes a Textura client by executing a license or services agreement with Textura and making a first payment to Textura.  The ten (10) years need not be consecutive, but may not include any year commencing after a span of fifteen (15) consecutive years starting on the date the Referral first becomes a Textura client.

(x)                                 “Revenue” means the total of:

(i)                                     For CPM, the total revenues paid to Textura from Referrals related to their use of CPM, excluding all reasonable and customary costs for one-time software development projects, implementation fees, document customization fees and project fees for initial set up of: (1) such Referrals as Textura clients or (2) any project for such Referrals, plus all subscription amounts or other revenues paid to Textura from the subcontractors of any such Referrals that conduct business or interact with said Referrals using Textura technology or systems when such business or interaction is for such specific Referrals’ project;

(ii)                                  For PQM, the total revenues paid to Textura from Referrals related to their use of PQM, excluding all reasonable and customary onetime costs associated with software development projects, implementation fees, document customization fees and project fees for initial set up of: (1) such Referrals as Textura clients or (2) any project for such Referrals, plus all subscription amounts or other revenues paid to Textura from the subcontractors of any such Referrals in accordance with the provisions of Exhibit A.

(iii)                               For all other Textura products or services, Textura shall provide Aon with forty-five (45) days advance notice prior to Textura’s provision of such products or services to its clients or customers and during such forty-five (45) day period, the Parties shall work together to reach a mutually agreeable formula for the Revenue generated from such products or services by Aon’s Referrals, with the understanding that such formula will result in seven percent (7%) of all revenue paid to Textura for the use by Referrals and their subcontractors of such products or services and shall not include, if applicable, reasonable and customary one-time costs associated with software development projects, implementation fees, document customization fees and project fees for initial set up of: (1) such Referrals as Textura clients or (2) any project for such Referrals.

(iv)                              For the avoidance of doubt, no dollar of Revenue generated by a subcontractor will be included in the calculation of more than one Referral Fee.

(y)                                 “Software” has the meaning set forth in the recitals.

(z)                                  “Software Agreement” has the meaning set forth in the recitals.

(aa)                          “2007 Agreement” has the meaning set forth in the recitals.

(bb)                          “2007 Warrant” has the meaning set forth in the recitals.

(cc)                            “Term” has the meaning set forth in Section 5(a).

(dd)                          “Termination Event” has the meaning set forth in Section 5(b).

(ee)                            “Textura” has the meaning set forth in the recitals.

(ff)                              “Textura 2010 Financing” shall mean the Seven Million Dollars (US $7,000,000) of convertible debentures (the “Convertible Debentures”) and warrants to purchase common stock upon the terms and conditions approved by the Textura Board of Directors on May 7, 2010, and any subsequent amendments thereto approved by the Textura Board of Directors (the “Financing Term Sheet”).

(gg)                            “Three Year Anniversary Trigger” has the meaning set forth in Section 3(d)(i)(A).

Section 2.                                           Referral Fee Payment.

(a)                                 Generally.  In consideration for Aon making a Referral, Textura will (i) award Aon with a fee credit to its balance in the Credit Bank Account (as described in Section 3) equal to Seventy-Five Percent (75%) of the dollar value of the Referral Fee based on Revenue received by Textura from such Referral during the Referral Period as applicable to such Referral and (ii) pay Aon Twenty-Five Percent (25%) of such Referral Fee in cash.  The credits to Aon’s Credit Bank Account balance will be awarded and the cash payment made within 60 days after each calendar quarter starting or ending during the Referral Period.

(b)                                 Overpayments.  If fee credits are awarded for a calendar quarter within a year that is later determined not to count towards the Referral Period, Textura shall debit an amount from the Credit Bank Account equal to the dollar value of the original award that was an overpayment, except that if the Credit Bank Account balance is insufficient to debit such fee credits, Textura may offset future awards or deposits by Aon in the Credit Bank by any such shortfall.  In the event future awards or deposits by Aon in the Credit Bank Account are insufficient to cover such shortfall as of the end of the term of this Agreement, the cash value of any remaining shortfall (based on the cash value of the original award or unreturned portion thereof that was an overpayment) shall be a liability of Aon to Textura payable by wire transfer or check within 60 days of the end of the term of this Agreement.

(c)                                  Termination.  If the Credit Bank is terminated pursuant to this Agreement, Textura’s obligations to pay Aon the Referral Fees shall continue for the remainder of the Term and as further set forth in Section 3(d)(iii) and such obligations shall be considered a senior debt instrument and have the same ranking and rights as Textura’s 2010 Convertible Debenture.

Section 3.                                           Credit Bank Account; Fee Credits.

(a)                                 Generally.  Referral Fee payments pursuant to Section 2 shall be paid in the form of fee credits that are equal to the dollar value of a Referral Fee. Aon may also make direct investments in the Credit Bank pursuant to the terms of this Agreement and such investments shall constitute credits to the Aon’s Credit Bank account balance in the amount of such investment.

(b)                                 Credit Bank Account.  Textura shall establish and maintain a bookkeeping account of amounts invested by Aon in Textura and Referral Fee amounts awarded by Textura to Aon, referred to as the “Credit Bank Account.”  As reasonably requested by Aon, but no more than once each calendar quarter, Textura shall provide Aon with a statement identifying the beginning balance, inflows, outflows and the ending balance of the Credit Bank Account and any fee credits during the period since the last statement and any supporting documentation as may be reasonably requested by Aon.  Balances in the Credit Bank Account will accrue interest at an eight percent (8%) per annum rate calculated in arrears (the “Credit Bank Account Interest”).  The amount due Aon as reflected in the Credit Bank Account shall be considered a senior debt instrument of Textura and be pari passu with the Convertible Debentures issued under the

Textura 2010 Financing.  Except as may be provided in Section 3(e)(ii) to the contrary, Aon is under no obligation to keep a minimum credit balance in the Credit Bank Account.

(c)                                  Reductions for Development Work.  To the extent mutually agreed to by Aon and Textura from time to time in the Software Agreement or a separate written agreement, the amount credited in the Credit Bank Account shall be decreased in consideration for development work and other rights, licenses and services that may be provided by Textura to Aon or an Affiliate of Aon by an amount equal to the product of (i) the Mid-Level Developer Hour value agreed upon by the Parties for the specific services for which payment to Textura is being affected, and (ii) the agreed upon number of hours required to perform a development task.  A “Mid-Level Developer Hour” equals the per-hour rate at which the Parties agree Textura is adequately compensated for its expenses of or amounts it pays to a mid-level developer. The value of a Mid-Level Developer Hour shall be (i) $75 for the initial work order under the Software Development Agreement and (ii) mutually agreed by the Parties for any subsequent work order.  The value of a Mid-Level Developer Hour set forth in the any work order shall be reviewed and may be revised annually as mutually agreed to by Aon and Textura on a work order by work order basis, and as provided in the Software Agreement.  At any time, the value of a Mid-Level Developer Hour as determined by the applicable work order shall be used to convert development tasks and hours into dollar amounts under the applicable work order with respect to payment for Textura’s services thereunder.  The Parties agree that the total amount chargeable by Textura to the Credit Bank Account for Mid-Level Developer Hours for phase 1 and phase 2 of development under the Software Agreement initial work order shall be $470,000, as further subject to the terms of the applicable Work Order.

(d)                                 Payment of Credit Bank Account.

(i)                                     Trigger Events.

A.                                    Except as described in this Agreement to the contrary, Aon shall not request the payment of any amounts in the Credit Bank Account until after the earlier to occur of (1) a North American Cash Flow Positive Event (a “Cash Flow Trigger”) or (2) the third anniversary of the Effective Date of this Agreement (the “Three Year Anniversary Trigger”).

B.                                    Upon the occurrence of the Cash Flow Trigger but prior to the occurrence of the Three Year Anniversary Trigger, (1) for the first six months after such Cash Flow Trigger, Aon shall only have the right to request that amounts in the Credit Bank Account in excess of Five Hundred Thousand Dollars (US $500,000) (the “Threshold”) and less than Two Million Dollars ($2,000,000) (the “Cap”) be converted to Textura common stock or paid in cash, at Textura’s discretion, in accordance with the demand, notice of form and confirmation procedures set forth in Section 3(d)(vi), and (2) after the expiration of the first six months after such Cash Flow Trigger, Aon shall have the right to request that amounts in the Credit Bank Account in excess of the Threshold and less than the Cap be converted to Textura common stock or paid in cash, at Textura’s discretion, in accordance with the demand, notice of form and confirmation procedures set forth in Section 3(d)(vi), and that amounts in the Credit Bank Account in excess of the Cap be promptly paid to Aon by Textura in cash, or, if the Parties mutually agree in Textura common stock.

C.                                    Upon the occurrence of the Three Year Anniversary Trigger, regardless of whether the Cash Flow Trigger has occurred, Aon shall have the right to demand quarterly cash payment of the amounts in the Credit Bank Account in accordance with the provisions of Section 3(d)(ii), and the Threshold and Cap restrictions shall no longer apply.

D.                                    None of the provisions of this Section 3(d)(i), including without limitation the Cash Flow Trigger, Three Year Anniversary Trigger, Cap or Threshold restrictions, shall apply to any demands for payment made by Aon except for those described in Section 3(d)(i)(B).

E.                                     After such request and payment of amounts to Aon as may be affected under this Section 3(d)(i), any balance remaining in the Credit Bank Account will continue to be subject to the applicable terms and conditions set forth in either Section 3(d)(i) or (ii), depending on whether a Three Year Anniversary Trigger has then occurred.

F.                                      A “North American Cash Flow Positive Event” shall have been deemed to occur on the first day of the first month beginning after Textura’s (and its applicable subsidiaries) results of operations in the United States and Canada, measured on a consolidated basis in accordance with Textura’s audited financial statements prepared in accordance with U.S. generally accepted accounting principles and as determined by the Textura Board of Directors, generate a positive cash flow from operations during a period of six (6) consecutive months (measured from the first day of the first month of such period and ending on the last day of the sixth month of such period) and Textura has a cash balance in excess of Two Million Dollars (US $2,000,000).

(ii)                                  Quarterly.  Within the sixty (60) calendar day period after the end of each calendar quarter occurring after the occurrence of the Three Year Anniversary Trigger, Aon shall have the right (at its sole discretion) to demand payment in cash by Textura of the amount the Credit Bank Account exceeds the Credit Bank Minimum pursuant to Section 3(e)(ii), by delivering written notice to Textura identifying the amount of such excess that Aon wants to be debited from the Credit Bank Account and paid to Aon.  Upon receipt of such demand notice, Textura shall promptly pay in cash to Aon the amount of the Credit Bank Account set forth in such notice to be paid to Aon. Any payments by Textura shall be payable promptly to Aon upon Aon’s request.

(iii)                               Termination of Agreement.  Irrespective of the occurrence of a Cash Flow Trigger or a Three Year Anniversary Trigger, within one hundred eighty (180) calendar days after the termination or expiration of this Agreement, Textura shall pay Aon without any request thereof required by Aon an amount equal to all amounts in the Credit Bank Account. Textura may determine the form of such payment, and shall provide notice to Aon consistent with such cash, cash equivalents or Textura common stock, the value of such common stock to be determined in accordance with Section 3(d)(vi); provided, however that if Textura determines to make such payment in Textura common stock it shall issue a prior notice of payment form to Aon and Aon may upon notification reject such form of payment.  If Aon so rejects the payment of its Credit Bank Account balance in the fowl of Textura common stock, Textura shall instead issue to Aon a promissory note for such cash amount having no more than an twelve (12) month maturity date and other terms as mutually agreeable to the Parties.  Provided the termination of this Agreement is not the result of a Termination Event of or by Aon, Textura’s obligation to pay a Referral Fee for any Referrals existing at the time of this Agreement’s termination shall survive until the end of such Referrals’ Referral Periods expire and all such Referral Fees shall be paid to Aon in cash on a quarterly basis after such termination.

(iv)                              Change in Control.  Within the sixty (60) calendar day period after a Change in Control Event, Aon shall have the right (at its sole discretion) to provide Textura with a written notice requesting payment of any or all amounts in the Credit Bank Account and identifying the amount in the Credit Bank Account to be paid.  Textura shall be required to pay to Aon the amount identified in such written notice into cash or equity, at Aon’s sole discretion, with Textura common stock being valued as per Section 3(d)(vi)(B)(b).  Any payments by Textura shall be payable promptly to Aon upon Aon’s request.  For purposes of clarification, no interest shall be incurred with respect to any installment payment.

(v)                                 Significant Events.  Within the sixty (60) calendar day period after the occurrence of a Significant Event, Aon shall have the right (at its sole discretion) to provide Textura with a written notice requesting payment of (1) any or all amounts in the Credit Bank if such event is a Significant Event described in (A)-(D) below, or (2) if such event is a Significant Event described in (E) below, an amount equal to the smaller of the then-current balance in the Credit Bank or the amount of such cash compensation paid to Textura management.  Textura shall be required to pay to Aon the amount identified in such written notice into cash or equity, at Aon’s sole discretion, with Textura common stock being valued as per Section 3(d)(vi)(B)(b).  Any payments by Textura shall be payable promptly to Aon upon Aon’s request.  A “Significant Event” is the occurrence of any of the following:

A.                                    Board of Directors Change.  The failure of one or both of Aon’s director designees to be recognized as directors of the Textura Board of Directors (the “Board”) prior to the occurrence of a North American Cash Flow Positive Event;

B.                                    Board Committee Termination.  The failure of one of Aon’s designees to the Board to be recognized as a member of the Board’s Executive Committee or such other committee serving the function traditionally served by an executive committee or to have the right of such membership to participate in the committee’s discussions, vote on matters subject to committee decision, and provide input into the reporting and other recommendations the committee provides to the Board or Textura management; or

C.                                    Textura Financing.  If Textura obtains financing (other than a refinancing of the mortgage loan or a sale and leaseback transaction related to the building at 1405 Lake Cook Road, Northbrook, IL) or capital raising after the Effective Date, be it in the form of debt or equity, in an amount that exceeds the then-current Credit Bank Account balance by not less than Five Million Dollars (US $5,000,000);

D.                                    North American Cash Flow Positive Event.  A North American Cash Flow Positive Event having failed to occur by January 1, 2012; or

E.                                     Cash Compensation.  If prior to the occurrence of the earlier to occur of a Cash Flow Trigger or a Three Year Anniversary Trigger, Textura management is awarded cash compensation other than such non-discretionary amounts of base salary that such management is eligible to receive pursuant to their employment contracts, and during the twelve months ending immediately prior to such cash compensation being awarded Referrals have generated over $5 million in Revenue.

(vi)                              Payment.

A.                                    The choice of whether Textura pays cash or cash equivalents or issues common stock (or any combination of the three) to Aon pursuant to this Section 3(d) shall be at Textura’s sole discretion when such payment is pursuant to Section 3(d)(i)(B), otherwise it shall be as set forth in the applicable provisions of this Agreement.

B.                                    In addition, at anytime that pursuant to the terms of this Agreement, Textura may pay Aon in common stock, Textura shall be required to follow the following terms:

a.                                      If payment to Aon is pursuant to Section 3(d)(i)(B), Textura shall provide notice to Aon of the form it will be making payment of any amounts in the Credit Bank Account within fifteen (15) calendar days after receipt of Aon’s demand of the form of payment.  Aon shall then have fifteen (15) calendar days after receipt of Textura’s form of payment notice to confirm to Textura whether it wishes to continue with such payment or to withdraw its demand and continue without payment.  Within fifteen (15) calendar days of receipt of a confirmation from Aon of Aon’s continued demand for payment, Textura shall make such payment to Aon. If Textura does not receive confirmation of Aon’s continued demand or a withdrawal of such demand within such fifteen (15) day period, Textura shall proceed in making payment to Aon in the form designated by Textura in its notice to Aon.

b.                                      If payment to Aon is to be affected by the conversion of the Credit Bank Account into shares of Textura common stock according with the terms of this Agreement, the number of shares that shall be issued to Aon as payment shall be determined by: (1) upon the occurrence of a Cash Flow Trigger, the number of shares that would be received by Aon upon Textura’s determination to pay a Credit Bank Account demand of Aon’s in common stock and

Aon’s acceptance of such form of payment would be the number of Textura common stock shares determined by assuming such Credit Bank Account credits being converted were originally invested in the Textura 2010 Financing in an equivalent principal amount of convertible debentures issued in such financing and such debenture principal amount received under the Textura 2010 Financing and such principal amount of debentures was then being converted into equity at $26.50, and if Aon does not elect to receive conversion of the credits into common stock, Aon shall defer conversion or payment of the credits until the Three Year Anniversary Trigger, and (2) upon the occurrence of the Three Year Anniversary Trigger, the number of shares that would be received by Aon upon a determination for a Credit Bank balance to be paid in Textura common stock would be determined based on Fair Market Value, and (3) after the occurrence of a Three Year Anniversary Trigger and until such time as the occurrence of a Cash Flow Trigger, Textura common stock will be valued for Credit Bank Account balance payment purposes in accordance with Section 3(d)(vi)(B)(b), and after the Cash Flow Trigger, the stock will be valued in accordance with its Fair Market Value.  The term “Fair Market Value” shall be the value of Textura common stock as determined in any financing or capital raising conducted by Textura within six months of the common stock valuation, if such financing or capital raising, be it in the form of debt or equity, was for an amount greater than or equal to Five Million Dollars ($5,000,000) and involving three or more investors (such activity referred to as a “Subsequent Capital Raising”), or, if no such Subsequent Capital Raising had then occurred, the value of Textura common stock as mutually determined by the Parties or, if the Parties are unable to reach a mutual agreement on such fair market value, by an independent public accounting firm that is mutually agreed upon by the Parties.

(e)                                  Investment in the credit Bank Account

(i)                                     Initial Investment.  Upon execution of this Agreement, the Software Agreement and the receipt of commitments totaling not less than Seven Million Dollars (US $7,000,000) under the Textura

2010 Financing, Aon shall deposit $1,078,698 in the Credit Bank Account by making a wire transfer in the amount of $1,000,000.00 and by Textura’s payment to Aon into the Credit Bank Account of the $78,698.00 it owes to Aon under the 2007 Agreement.

(ii)                                  Development Work Purchases.  Except as provided in this Agreement to the contrary, from time to time, Aon shall deposit additional amounts in the Credit Bank Account in anticipation of development work and maintenance and support services that Aon and Textura have mutually agreed upon being performed by Textura for Aon or an Affiliate of Aon under the Software Agreement, such that the Credit Bank Account has sufficient credits to cover the mutually agreed costs of existing development work, new development work and at least one (1) year of support for existing and new application hosting (including, without limitation, costs associated with hardware and third-party software licenses) as such costs are calculated in the agreed work order(s) that is applicable to such work and services (collectively, the aggregate of the foregoing is referred to as “Credit Bank Minimum”).  Any such deposit shall be payable by Aon by wire transfer of funds to Textura as further set forth in the Software Agreement.  Notwithstanding the foregoing, Aon is under no obligation to (1) keep a Credit Bank Minimum balance that would cause an aggregate balance in the Credit Bank Account to rise above the Cap, (2) include in its calculation of the Credit Bank Minimum any amounts in anticipation for development work that has not been agreed to by the Parties in an executed work order pursuant to the Software Development terms, (3) include in its calculation of the Credit Bank Minimum any amounts pursuant to any work orders that have expired or been terminated, or (4) maintain any Credit Bank Minimum if Aon has requested full payment of the Credit Bank Account balance pursuant to a Change in Control or Significant Event, in which such case Aon shall pay Textura for services provided under the Software Development Agreement with the remaining Credit Bank Account balance, if any, and then in cash.

Section 4.                                           2007 Agreement Payments.

(a)                                 Termination.  The 2007 Agreement shall hereby be terminated as of 12:01 a.m. Central Time on the Effective Date, and (i) except as provided in Section 4(b) below, the Parties to the 2007 Agreement shall have no further rights or obligations under the 2007 Agreement and (ii) $78,698, the aggregate amount owed under the 2007 Agreement as of 12:01 a.m. Central Time on the Effective Date, shall be added to the Credit Bank Account as set forth in Section 3(e)(i) and governed by the terms and conditions of this Agreement and the Software Agreement. Schedule 1 attached hereto sets forth the aggregate amount stated in the preceding sentence’s clause (ii) on a client by client basis.

(b)                                 CPM Fees.  Notwithstanding Section 4(a) above, existing persons using CPM who are treated as “Clients” pursuant to the 2007 Agreement and “referred” (as defined in the 2007 Agreement) to Textura by Aon shall be treated as Referrals for purpose of this Agreement, with a corresponding Referral Fee paid by Textura pursuant to Section 2 of this Agreement; provided that Referral Fees shall be due and paying for such Clients only for a period of ten (10) years less the period Aon earned referral fees for such Clients under the 2007 Agreement.  All such “Clients” are listed in Schedule 2 attached hereto.

Section 5.                                           Term & Termination.

(a)                                 Term.  Except upon an early termination as described in Section 5(b), the term of this Agreement shall commence on the Effective Date and continue through and until 11:59 p.m. Central Time on the 10th anniversary of the Effective Date (the “Term”).

(b)                                 Early Termination.  This Agreement may not be terminated prior to the term described in Section 5(a) above except upon the occurrence of one or more of the events set forth below (each, a “Termination Event”), provided that written notice be provided by the Party seeking termination to the other Party:

(i)                                     Bankruptcy.  By either Party, if the other Party hereto shall make a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, becomes insolvent, becomes subject to (voluntarily or involuntarily) any proceedings under any bankruptcy, liquidation or insolvency law, whether domestic or foreign, or has wound up or liquidated its business voluntarily or otherwise, and same has not been discharged or terminated within sixty (60) days.

(ii)                                  Default.  By a Party, if the other Party hereto shall materially breach any provision of this Agreement and the breach shall continue for a period of thirty (30) calendar days after written notice to the breaching Party stating specifically the breach.

(iii)                               Going Concern.  By either Party, if any Party hereto shall cease doing business as a going concern and such business is not continued by a successor in interest within sixty (60) days after such cessation of business.

(iv)                              Change in Control.  By Aon, upon the occurrence of a Change in Control Event.

(c)                                  Obligations Upon, and Effect of, Termination.  The termination or expiration of the term of this Agreement shall not vacate any payment obligations set forth herein accrued upon or prior to such termination or expiration (including, but not limited to the payment requirements of Section 3(d)(ii) above); Textura’s obligations to pay Referral Fees shall continue as set forth in Section 2 and shall continue for any Referral Fees due and owing on or prior to such termination date; and Sections 5(c), 11, 12 and 13 shall survive.  The terms of Section 3(d)(iii) shall apply upon the termination or expiration of this Agreement.

Section 6.                                           Multiple Referrals.  In the event that Textura receives referrals for the same client from Aon and any third party or parties, the Parties agree that the Referral Fees payable to Aon shall be reduced ratably in the reasonable discretion of Textura in the event a Referral Fee payment with respect to that client is also due to any such third party and Textura shall provide prompt notice to Aon of the existence of such multiple referrals and the extent of the Referral Fee reduction; notwithstanding the foregoing, (a) no Referral Fees related to clients or customers of Aon that are Referrals pursuant to Section 1(r)(i) of the definition of Referrals will be subject to any reduction or sharing of the Referral Fee and (b) if Textura is obligated to pay a third party a referral fee payment with respect to the same client for which Aon is due a Referral Fee, no Referral Fee shall be reduced below fifty percent (50%) of the amount otherwise due to Aon under this Agreement.  In addition, the reduction of Referral Fees set forth in this Section 6 shall not apply to any Referral unless at the time that Aon becomes involved in such client becoming a Referral, Textura notifies Aon in writing of the existence of such multiple referrals.  No obligations of Textura to pay referrals to third parties that arise after such client becomes a Referral shall reduce the amount of a Referral Fee owed to Aon under this Agreement.  In the event of any disagreement relating to this Section 6 which cannot be resolved, the Parties will escalate the disagreement to Aon’s Chief Administration Officer and Textura’s designated Board Member, Michael Murray or his successor, for resolution.

Section 7.                                           Warrants.

(a)                                 2007 Agreement Warrants.  Effective upon the Effective Date, the warrant to purchase up to 80,000 Class D-2 Shares issued to Aon in connection with the 2007 Agreement (the “2007 Warrant”) and any and all interest of Aon and all permitted assigns in connection with the 2007 Warrant shall immediately terminate, and Aon Risk Services hereby forfeits any and all rights with respect to the 2007 Warrant.  As a condition precedent to the obligations of Textura in this Agreement, Aon agrees to return to Textura the original 2007 Warrant (or affidavit as to its termination and destruction) and execute, acknowledge and deliver such other instruments and documents as reasonably may be requested to more effectively terminate any interest of Aon with respect to the 2007 Warrant.

(b)                                 Referral Performance Warrants.  Aon will earn performance warrants as the current Aon general contractors listed in Schedule 3 hereto, as such Schedule may be amended from time to time upon mutual written agreement of the Parties (the “Listed General Contractors”), become Textura clients and meet minimum revenue targets, as follows.

(i)                                     Upon execution of this Agreement, Textura shall deliver to Aon a warrant to purchase ten thousand (10,000) shares of common stock priced at $26.50 per share as consideration for Aon’s referral of PCL for CPM.

(ii)                                  Upon the implementation of PQM by PCL and Tutor-Perini, Textura shall deliver to Aon a warrant to purchase up to three thousand seven hundred fifty (3,750) shares of common stock priced at $26.50 per share for each implementation.

(iii)                               If within four (4) years after the Effective Date the total Revenue received by Textura with respect to CPM and PQM from the Aon Listed General Contractors (the “Performance Revenue”) is equal or greater than Forty Million Dollars (US $40,000,000), Textura shall deliver to Aon a warrant to purchase thirty thousand (30,000) shares of common stock priced at $26.50 per share.

(iv)                              If within four (4) years after the Effective Date, the Performance Revenue equals or exceeds Eighty Million Dollars (US $80,000,000), Textura shall deliver to Aon a warrant to purchase seventy thousand (70,000) shares of common stock priced at $26.50 per share in addition to the warrants described in Section 7(b)(iii) above.

(v)                                 If, on the date four years after the Effective Date, the Performance Revenue does not equal or exceed Eighty Million Dollars (US $80,000,000), but exceeds Forty Million Dollars (US $40,000,000), Textura shall deliver to Aon a warrant to purchase additional shares of common stock equal to the sum of (A) thirty thousand (30,000) and (B) the product of (1) seventy thousand (70,000) times (2) a fraction, the numerator of which equals total Performance Revenue less Forty Million Dollars (US $40,000,000) and the denominator of which equals Forty Million Dollars (US $40,000,000), rounded by the nearest whole number.

Textura will calculate the Performance Revenue generated from the Listed General Contractors promptly after expiration of the four (4) year performance warrant period and, if Aon has earned any performance warrants, Textura will promptly issue and deliver such warrants to Aon, and will issue such warrants no later than 60 days after the expiration of such four (4) year period. Such warrants will be in the form of Exhibit A and must be exercised within five (5) years after the Effective Date.  Upon expiration of the four (4) year performance period, Aon’s right to earn such warrants shall expire, and upon expiration of the five (5) year period, Aon’s right to exercise such warrants shall automatically expire.  For the avoidance of doubt, the maximum warrants that can be earned under Sections 7(b)(iii), (iv) and (v) is One Hundred Thousand (100,000) warrants.

Section 8.                                           Independent Contractor.  The Parties agree and acknowledge that no relationship between Aon and Textura other than that of independent contractor is established hereby.  Aon is not an employee, agent, joint venturer or partner of or with Textura and this Agreement does not create any agency between Aon and Textura.  No Party shall represent to any third party that it is the employee, agent, joint venturer or partner of the other or make any representation or warranty on behalf of or in the name of the other or conduct any business or accept payment or service of legal process for the other.

Section 9.                                           Geographic Scope.  This Agreement shall be global in scope and thus apply to Clients anywhere in the world.

Section 10.                                    Nonexclusivity.

(a)                                 Generally.  Subject to the limitations in Section 10(b), Textura shall have the right to enter into substantially similar referral fee agreements with other Parties, and provide any person the right to promote Textura’s products and services (including without limitation the Software).

(b)                                 Co-Marketing and Co-Exhibiting Limitations.  During the term of this Agreement, Textura shall not co-market or co-exhibit the Software with any Aon Competitor, except to the extent Aon provides advance consent in writing (which consent may be withheld in Aon’s reasonable discretion).  For purpose of this Section 10(b), an “Aon Competitor” means an insurance broker that provides services to real property construction contractors, owners or developers anywhere in the world.  Notwithstanding the foregoing, and for the avoidance of doubt, nothing herein restricts or prohibits Textura from (i) cooperating with an Aon Competitor to sell Textura products and/or services to an Aon Competitor client itself or jointly with such Aon Competitor, (ii) participating in an Aon Competitor sales or marketing event as a speaker (without making any payment to such Aon Competitor), or (iii) authorizing any Aon Competitor to use Textura’s name, trademarks and/or materials in such Aon Competitor’s marketing materials for the purpose of identifying Textura’s products and services. Textura hereby represents to Aon that it has not entered into any referral agreements with other third-parties that have terms more favorable to the third party to that agreement than the terms of this Agreement, including, without limitation with respect to the Referral Fee calculation and payment structure, are to Aon, and Textura agrees that if it shall enter into any such agreement which would make the representation in the preceding sentence if given then inaccurate, it shall immediately notify Aon of its existence and terms, and, unless Aon elects otherwise within ten (10) days of such notice, this Agreement shall be deemed to be amended to conform the provisions of this Agreement with such more favorable terms.

Section 11.                                    Nonsolicitation.  During the term of this Agreement and for one (1) year thereafter, neither Party shall employ or solicit for employment any employee, contractor or consultant of the other Party without the other Party’s prior written consent; provided, however, that neither Party shall be prohibited from soliciting for employment or employing any such person who has ceased to be employed by the other Party (as an employee, contractor or consultant, without any inducement by such Party) or from employing any such person who contacts the other Party (i) on his or her own initiative and without any direct or indirect solicitation, or (ii) in response to a general solicitation for employment, such as an advertisement published in a newspaper, periodical or similar publication or published on such Party’s website.

Section 12.                                    Confidential Information.  Each Party acknowledges that in performing under this Agreement, it and its personnel may have access to the other Party’s confidential and proprietary information (“Confidential Information”).  Confidential Information shall include, without limitation, all information related to a Party’s general business operations (such as sales, marketing plans, costs, profits, pricing methods and financial information), software (source code and object code), algorithms, trade secrets, know-how, information technology systems, equipment, technical designs, and maintenance policies and employee, supplier, and subscriber lists.  The receiving Party shall treat all information learned or acquired in the course of performing under this Agreement as Confidential Information, unless it is clearly available to the general public or the receiving Party can show was already in its possession at the time of receipt or was independently developed without use of the disclosing Party’s Confidential Information or is hereafter is made public through no fault of the receiving party.  The receiving Party will hold all of the disclosing Party’s Confidential Information in strict confidence and not use the disclosing party’s Confidential Information for the benefit of any third party or for any purpose other than as necessary to perform under this Agreement, and will not disclose Confidential Information to anyone except authorized employees with a need to know to perform under this Agreement.  These restrictions will continue indefinitely, even after the expiration or termination of this Agreement.

Section 13.                                    Miscellaneous.

(a)                                 Limitation of Liability.  EXCEPT FOR DAMAGES ARISING FROM BREACH OF CONFIDENTIALITY OR WILLFUL OR RECKLESS CONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE, DATA, OR USE, INCURRED BY SUCH PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b)                                 Force Majeure.  Neither Party shall be in default or otherwise liable for any delay in or failure of its performance under this Agreement where such delay or failure arises by reason of any Act of God, or any government or any governmental body, acts of the common enemy, the elements, strikes or labor disputes, or other similar or dissimilar cause beyond the control of such Party.

(c)                                  Notices.  Any notices required or permitted hereunder shall be in writing and sent by first class mail addressed to the addresses set forth below the Party signatures herein, by personal delivery, or by telecopy with proof of receipt, and shall be deemed received upon actual receipt or four business days after mailing.

(d)                                 Recitals.  The captions and recitals set forth above are an integral part of this Agreement and are incorporated by reference herein and made a part hereof.

(e)                                  Captions.  Section titles, captions and headings contained herein are inserted as a matter of convenience and are for reference only.

(f)                                   Waiver.  The waiver by either Party of any breach by the other Party of the representations, warranties, promises and/or covenants contained herein shall not prevent the subsequent enforcement of any such representation, warranty, promise and/or covenant as to any aspect that has not been waived, nor shall it be deemed a waiver of any subsequent breach thereof.  No waiver of any breach or violation hereof shall be implied from forbearance or failure by a Party to take action thereon.

(g)                                  Governing Law/Venue.  This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Illinois without regard to its conflicts of laws rules and the Parties hereby consent that the sole proper venue and jurisdiction for any disputes arising hereunder shall be in the federal and state courts situated in the Lake County, State of Illinois.

(h)                                 Assignment.  Neither Party may assign or transfer this Agreement or any of its rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other Party such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Aon may assign this Agreement to any of its Affiliates without the prior consent of Textura.

(i)                                     Reliance by Third Parties.  This Agreement is intended for the sole and exclusive benefit of the Parties and their respective representatives, successors and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit therefrom.

(j)                                    Entire Agreement.  This Agreement, including the exhibits and schedules hereto, and the Software Agreement constitute the entire agreement between the Parties regarding the subject matter hereof and supercede all previous agreements and arrangements between the Parties relating to the subject matter hereof, whether written or oral. No terms, conditions or provisions other than those expressly contained herein shall be deemed to be part of this Agreement.

(k)                                 Amendments.  Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by Aon and Textura.

(l)                                     Counterparts.  This Agreement may be executed in any number of counterparts, including by pdf or facsimile, that together shall constitute one and the same instrument.

(m)                             Compliance With Laws.  Each Party shall, at its own expense, comply with all laws, rules and regulations and assume all liabilities or obligations imposed by such laws, rules and regulations with respect to its performance under this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, each of the Parties has executed this 2010 Referral Fee Agreement as of the date first set forth above.

Aon Risk Services Central, Inc.		Textura Corporation

By:	/s/ Geoffrey Heekin	By:	/s/ Patrick Allin
Name:	Geoffrey Heekin	Name:	Patrick Allin
Title:	Executive Vice President	Title:	CEO

Aon Risk Services Central, Inc.	Attn: Textura Corporation
Attn: Geoffrey Heeken	Attn: P.J. Allin
Address: 200 East Randolph St.,	Address:	1405 Lake Cook Rd
Chicago, IL 60601		Deerfield, IL 60615
Facsimile: 312-381-0275	Facsimile:	847-882-1037

With a copy for notice purposes to:

Aon Corporation
Attn: Chief Counsel — Corporate
200 East Randolph Street
Chicago, IL  60601
Facsimile:  312-381-6165

SCHEDULE 1

Aggregate Amount Owed for Referred Clients Under the 2007 Agreement

See attached.

Relationship:	Aon Risk Services of Illinois, Inc.
Signed By:	Patrick Allin
Agreement Date:	5/10/2007
Term Date:	5/10/2012

Initial Referral Fee:

$25,000 for each referral that becomes a Client (generating $2,000 per month in transaction fee revenue) paid within 30 days following quarter in which a Client first pays $2,000 in transaction fee revenue

Transactional Fees:

Category (2) Non-Residential Contractors Developers

1(a):               Clients on 2006 ENR Top 100 List
10% of transaction fee revenue paid during first 36 Textura provides services to clients who generate $5,000 per month in paid transaction fee revenue

1(b):               Clients not on 2006 ENR Top 100 List
5% of transaction fee revenue paid during first 36 months Textura provides services to clients who generate $2,000 per moth in paid transaction fee revenue

Category (2) Residential Builders

2(a):               Clients listed on Exhibit B of agreement
10% of transaction fee revenue paid during first 36 Textura provides services to clients who generate $5,000 per month in paid transaction fee revenue

2(b):               Clients no on Exhibit B of agreement
5% of transaction fee revenue paid during first 36 months Textura provides services to clients who generate $2,000 per moth in paid transaction fee revenue

Category (3) Subsequent Referrals (Clients not included in Category (1) & (2)

3(a):               5% of transaction fee revenue paid during first 36 months Textura provides services to clients who generate transaction fee revenue of less than $500,000

3(a):               10% of transaction fee revenue paid during first 36 months Textura provides services to clients who generate transaction fee revenue of more than $500,000

36 Month Extension:	Qualified Projects = Total cost exceeds $100,000,000 and are Initiated within the initial 36 month period Referral fees will continue to be paid until project completion

		2006 ENR Top 100?	Start Date	End Date	$2k Threshold	$5k Threshold	Revenue Q/E 12.31.07	Revenue Q/E 3.31.08	Revenue Q/E 6.30.08	Revenue Q/E 9.30.08	Revenue Q/E 12.31.08	Revenue Q/E 3.31.09	Revenue Q/E 6.30.09	Revenue Q/E 9.30.09	Revenue Q/E 12.31.09	Revenue Q/E 3.31.10
Category 1(a):	Perini	Y	Nov-07	Nov-10	Nov-07		10,460	9,815	13,120	13,305	10,365	6,030	6,810	9,275	4,090	2,080
	PCL	Y	Aug-09	Aug-12	Aug-09	Nov-07	—	—	—	—	—	—	—	90,000	2,388	143,543
	Gûbane	Y	Sep-09	Sep-12	Dec-09	Aug-09	—	—	—	—	—	—	—	—	2,420	11,235
			Total Revenue				10,460	9,815	13,120	13,305	10,365	6,030	6,810	99,275	8,898	156,858
			Referral%				10%	10%	10%	10%	10%	10%	10%	10%	10%	10%
			Referral Fees Earned				1,046	982	1,312	1,331	1,037	603	681	9,928	890	15,686

		2006 ENR Top 100?	Start Date	End Date	$2k Threshold
Category 1(b):	Tocci	N	Dec-06	Dec-09	Dec-08	—	—	—	—	—	3,210	3,085	3,610	3,060	2,575	6,262
	Panattoni	N	May-09	May-12		—	—	—	—	—	—	—	—	—	—
			Total Revenue				—	—	—	—	3,210	3,085	3,610	3,060	2,575	6,262
			Referral%				5%	5%	5%	5%	5%	5%	5%	5%	5%	5%
			Referral Fees Earned				—	—	—	—	161	154	181	153	129	313

					Threshold Date		Q/E 12.31.07	Q/E 3.31.08	Q/E 6.30.08	Q/E 9.30.08	Q/E 12.31.08	Q/E 3.31.09	Q/E 6.30.09	Q/E 9.30.09	Q/E 12.31.09	Q/E 3.31.10
Initial Referral Fee	Perini				Nov-07		25,000
	PCL				Aug-09									25,000
	Gûbane				Dec-09										25,000
	Tocci				Dec-08						25,000
			Referral Fees Earned:				25,000	—	—	—	25,000	—	—	25,000	25,000	—
					Total		26,046	982	1,312	1,331	26,197	757	862	35,081	26,019	15,999

					Payment made			25,000			26,9197	757		5,388	538

					Cumulative Diff		26,046	2,028	3,340	4,670	3,950	3,950	4,812	34,504	59,985	75,984

Total Referral Fees Earned YTD	137,298
Total Referral Fees Paid YTD	58600

Referral Fee Payment to Credit Bank Beginning Balance	78,698

SCHEDULE 2

2007 Referral Clients

See Schedule 1.

SCHEDULE 3

Listed General Contractors

Acciona

ACS/Dragados

Austin Industries

Balfour Beatty Construction

Barton Malow

Bechtel

Bilfinger

Black & Veatch

Bougye

Bovis Lend Lease

Brasfield & Gorrie LLC

CB&I

China Construction

China Rail

Clark Group

Corillian

DPR Construction Inc.

Ellis Don

Fagen Inc.

FCC

Fluor Corp.

Foster Wheeler AG

Gilbane Building Co.

Granite Construction Inc.

Hensel Phelps Construction Co.

Jacobs

JE Dunn Construction Group

Kajima

KBR

Kiewit Corp.

Manhattan Construction Group

McCarthy Holdings Inc.

McDermott International Inc.

Odebrecht

PCL Construction Enterprises Inc.

Skanska USA Inc.

Structure Tone

Suffolk Construction Co. Inc.

The Shaw Group

The Turner Corp.

The Walsh Group Ltd.

The Weitz Co. LLC.

The Whiting — Turner Contracting Co.

The Yates Cos. Inc.

Turner Industries Group LLC

Tutor-Perini Corp.

URS Corp.

Vinci

Webcor Builders

Willbros Group Inc.

EXHIBIT A

Explanation of PQM Revenue Calculation

Section I (x)(ii) of this Agreement specifies the definition of Revenue for Referrals use of the PQM application.  This Exhibit sets forth the mechanics for calculating the PQM Revenue for a Referral’s subcontractors.

When a new Referral becomes a PQM client of Textura it is Textura’s intention to request a list of such Referral’s active subcontractors from the Referral and to contact each of them to sell PQM.  Regardless of whether such list is provided or such contact is made, such Referral’s Revenue shall include amounts related to its subcontractors as follows:

1.              Subcontractor does not purchase POM.  In this instance no subcontractor Revenue is included in a Referral’s Revenue; however, if such subcontractor purchases PQM for use with a Referral the terms of paragraphs 2 or 3 below shall apply.

2.              Subcontractor is not a current Textura PQM client and signs up for a PQM subscription.  The entire subscription amount is included in Revenue and is therefore included in the calculation of the Referral’s Referral Fee.  At each subsequent subscription renewal, as long as this subcontractor uses PQM to pre-qualify with at least one Referral, the entire renewal subscription amount is included in “Revenue” and is therefore included in the calculation of the Referral’s Referral Fee.

3.              Subcontractor is a current Textura POM client and has not previously pre-qualified with a Referral and uses PQM to pre-qualify with the new Referral.  When this subcontractor renews its subscription or adds to its subscription level going forward, the entire going forward subscription amount paid to Textura by such subcontractor (including such subscription amounts paid based on its pre-qualification for non-Referrals) is included in the Referral’s Revenue and is therefore included in the calculation of the Referral’s Referral Fee.  At each subsequent subscription renewal, as long as this subcontractor uses PQM to pre-qualify with at least one Referral, the entire renewal subscription amount is included in Revenue and is therefore included in the calculation of the Referral’s Referral Fee.

4.              Subcontractor is a current Textura PQM client and has previously pre-qualified with a Referral (“Initial Referral”) and uses PQM to pre-qualify with the new Referral (“Second Referral”).  No separate Referral Fee is earned based on this relationship between the subcontractor and a Second Referral, as any additional Revenue generated from this second relationship would be included in the calculation of the Initial Referral’s revenue in accordance with the terms of paragraph 2 above.  However, if the Second Referral eventually becomes the only Referral that such subcontractor has pre-qualified with due to the Initial Referral no longer being a “Referral” as defined in the Agreement, then all Revenue generated by such subcontractor shall be included in the Referral Fee associated with the Second Referral.  Revenue from subcontractors pre-qualifying with more than two Referrals shall be treated in a consistent manner with the foregoing.

5.              Each dollar of subcontractor PQM revenue will only be included in the calculation of one Referral Fee.  There will be no double counting of one dollar of revenue.

EXHIBIT B

Form of Future Issuance of Textura Warrant

See attached.

THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS: (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR (2) THE COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL TO THE COMPANY OR OTHER COUNSEL TO THE HOLDER OF THESE SECURITIES (CONCURRED IN BY LEGAL COUNSEL TO THE COMPANY), STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS. BY ACQUIRING THIS WARRANT, THE HOLDER REPRESENTS THAT THE HOLDER HAS ACQUIRED SUCH WARRANT FOR INVESTMENT AND THAT THE HOLDER WILL NOT SELL OR OTHERWISE DISPOSE OF THIS WARRANT WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE ACT AND THE RULES AND REGULATIONS THEREUNDER.

TEXTURA CORPORATION
WARRANT TO PURCHASE [     ] SHARES OF COMMON STOCK

Date of Grant:  [•], 20

THIS CERTIFIES THAT, for value received, Aon Risk Services Central, Inc., an Illinois corporation, with an address of 200 East Randolph Street, Chicago, Illinois 60601 (the “Holder”), is entitled to subscribe for and purchase (subject to the terms and conditions below) from Textura Corporation, a Delaware corporation (the “Company”), [•] shares of Common Stock, subject to adjustment pursuant to Section 5(b) (the “Warrant Shares”).  This warrant and all warrants issued in substitution or exchange herefor are herein individually called a “Warrant.”

Section 1.                                           Definitions.  As used herein, the following terms shall have the following meanings:

(a)                                 “Common Stock” means shares of common stock of the Company, par value $.001 per share.

(b)                                 “Grant Date” shall mean [•], 2010.

Section 2.                                           Term.  Subject to the provisions of this Warrant, the purchase right represented by this Warrant is exercisable, in whole or in part, at any time after the date hereof, but before 5:00 p.m. Central Time on [5 Year Anniversary of Referral Fee Agreement Effective Date] (the “Expiration Time”).

Section 3.                                           Method of Exercise.  The purchase right represented by this Warrant may be exercised by the Holder hereof by delivering the following to the principal office of the Company for receipt prior to the Expiration Time: (a) the notice of exercise form attached hereto as Exhibit A duly completed and executed and (b) the payment to the Company, by certified or bank check or by wire transfer, of an amount equal to the then applicable Warrant Price (as defined in Section 5(a) below) multiplied by the number of Warrant Shares being purchased. Warrant Shares issued shall be deemed to have been issued immediately prior to the close of business (Chicago, Illinois time) on the date or dates upon which this Warrant is exercised and the then applicable Warrant Price paid.  In the event of any exercise of the rights represented by this Warrant, certificates for the Warrant Shares so purchased shall be delivered to the Holder as soon as possible and in any event within ten (10) days of receipt of such notice of exercise and payment of the then applicable Warrant Price.

Section 4.                                           Warrant Shares Fully Paid, Reservation of Warrant Shares.  The Company shall reserve at all times so long as this Warrant remains outstanding, free from preemptive rights (other than certain preemptive and other approval rights provided in the Company’s bylaws which have been waived and/or consented to by the Company’s existing stockholders) out of its authorized but unissued Common Stock, a sufficient number of shares of Common Stock to provide for the issuance of Common Stock upon the exercise of this Warrant.  All Warrant Shares will, upon issuance by the Company, be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof.

Section 5.                                           Warrant Price and Adjustment to Warrant Price.

(a)                                 Warrant Price.  Subject to Section 5(b), the purchase price (“Warrant Price”) shall be equal to $26.50 per Warrant Share.

(b)                                 Adjustments on Reclassification or Merger.  If, through or as a result of any merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction,

(i)                                     the number of shares of Common Stock outstanding is increased, decreased or exchanged for a different number or kind of shares or other securities of the Company, or

(ii)                                  additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to the Common Stock or other securities, an appropriate and proportionate adjustment shall be made in (x) the maximum number and kind of Warrant Shares purchasable pursuant to this Warrant, (y) the number and kind of shares or other securities purchasable pursuant to this Warrant, and (z) the Warrant Price for each Warrant Share purchasable pursuant to this Warrant, without changing the aggregate purchase price as to which this Warrant may then be exercised.  For the avoidance of doubt, (i) the issuance of shares of Common Stock, options to purchase Common Stock or other equity-based awards to the Company’s directors and employees pursuant to the Company’s employee benefit plans, or (ii) the issuance of shares of Common Stock and options or warrants to purchase Common Stock to service providers and vendors of the Company, in each case pursuant to employee benefit plans, agreements or other arrangements approved by the Company’s board of directors, shall not result in any adjustments pursuant to this Section 5(b).

(c)                                  Fractional Shares.  No fractional shares of Common Stock shall be issued or cash payment made in connection with any adjustment pursuant to Section 5(b).  Any

2

fractional share of Common Stock issuable pursuant to this Warrant shall be rounded up if one-half share or more, or rounded down if less than one-half share.

(d)                                 Notice of Adjustments.  Whenever the Warrant Price or number of Warrant Shares shall be adjusted pursuant to the provisions of Section 5(b), the Company shall within ten (10) days of such adjustment deliver a certificate signed by an officer of the Company to the registered Holder(s) hereof setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, the new Warrant Price and the aggregate number of securities then purchasable pursuant to this Warrant after giving effect to such adjustment.

Section 6.                                           No Impairment.  The Company will not, by amendment of its Certificate of Incorporation or bylaws or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions hereof, including, without limitation, Section 5 hereof, and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment.

Section 7.                                           Compliance with the Act; Disposition of Warrant.

(a)                                 Compliance with the Act.  The Holder of this Warrant, by acceptance hereof, agrees that this Warrant and the Warrant Shares to be issued upon exercise hereof are being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances which will not result in a violation of the Act.  This Warrant and all Warrant Shares issued upon exercise of this Warrant (unless registered under the Act) shall be stamped or imprinted with a legend in substantially the form of the legend set forth on the first page above.

(b)                                 Disposition of Warrant.  This Warrant may not be sold, assigned, offered, pledged or otherwise transferred without registration under applicable federal and state securities laws, unless the Company receives an opinion of counsel reasonably acceptable to the Company, stating that such sale, assignment, offer, pledge or other transfer is exempt from registration and prospectus delivery requirements of federal and state securities laws.  This Warrant and all rights hereunder are not transferable, in whole or in part, without the prior written consent of the Company, which consent shall not be unreasonably withheld.  The Warrant Shares issuable upon exercise of this Warrant shall be subject to certain transfer restrictions contained in the Company’s bylaws, as amended.

Section 8.                                           Rights as a Stockholder.  No Holder of this Warrant, as such, shall be entitled to vote or receive distributions or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise of this Warrant for any purpose, nor shall anything contained herein be construed to confer upon the Holder of this Warrant, as such, any of the rights of a stockholder of the Company or any voting rights, or to

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receive notice of meetings, or to receive distributions or subscription rights or otherwise until this Warrant shall have been exercised.

Section 9.                                           Representations and Warranties.  This Warrant is issued and delivered on the basis of the following:

(a)                                 Authorization and Delivery.  The Company represents and warrants that this Warrant has been duly authorized and executed by the Company and when delivered will be the valid and binding obligation of the Company enforceable in accordance with its terms.

(b)                                 No Inconsistency.  The Company represents and warrants that the execution and delivery of this Warrant, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof (i) are not and will not be, inconsistent with the Company’s Certificate of Incorporation or bylaws (other than certain preemptive and other approval rights provided in the Company’s bylaws which have been waived and/or consented to by the Company’s existing stockholders), each as amended, (ii) do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, (iii) do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound and (iv) will not require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any Federal, state or local government authority or agency or other person.

(c)                                  Accredited Investor.  The Holder represents and warrants that as of the Grant Date it is an “accredited investor” (as that term is defined in Regulation D promulgated under the Act) and agrees that it will not exercise this Warrant unless, at the time of any exercise, it is an accredited investor and has confirmed the same to the Company.

Section 10.                                    Miscellaneous Provisions.

(a)                                 Modification and Waiver.  This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

(b)                                 Notices.  Any notice, request or other document required or permitted to be given or delivered hereunder shall be in writing and sent by first class mail addressed to the address set forth on the signature page hereto, in the case of the Company, and in the first paragraph hereof, in the case of the Holder, by personal delivery, or by telecopy with proof of receipt, and shall be deemed received upon actual receipt or four business days after mailing.

(c)                                  Binding Effect on Successors.  This Warrant shall be binding upon any entity succeeding the Company by merger or consolidation, and all of the obligations of the Company relating to the Common Stock issuable upon the exercise of this Warrant shall be as set forth in the Company’s Certificate of Incorporation and bylaws (each as

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amended from time to time) and shall survive the exercise and termination of this Warrant and all of the covenants and agreements herein and in such other documents and instruments of the Company shall inure to the benefit of the successors and assigns of the Holder hereof.

(d)                                 Lost Warrants or Stock Certificates.  The Company covenants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant or any stock certificate issuable hereunder and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

(e)                                  Headings.  Section headings used in this Warrant are for convenience of reference only and are not a part of this Warrant for any other purpose.

(f)                                   Governing Law.  THIS WARRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF ILLINOIS. ANY DISPUTE ARISING IN CONNECTION WITH THIS WARRANT OR ANY MATTER RELATED TO THIS WARRANT SHALL BE HEARD ONLY IN A COURT LOCATED IN CHICAGO, ILLINOIS.

*                                         *                                         *                                         *

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IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers and to be dated the Grant Date hereof

TEXTURA CORPORATION

By:
Name:
Title:

Address:

1405 Lake Cook Road
Deerfield, Illinois 60015
Attention:	Patrick Allin
Telephone:	(708) 337-2146
Telecopy:	(847) 582-1037

[Signature Page to Textura Corporation Warrant]

EXHIBIT A

Notice of Exercise

To:                             Textura Corporation

1.                                      The undersigned hereby elects to purchase                          shares of Common Stock, par value $.001 per share (the “Warrant Shares”) of Textura Corporation, a Delaware corporation (the “Company”) pursuant to the terms of a Warrant to Purchase Common Stock with a Grant Date of [•], 2010, and tenders herewith payment of the purchase price of such Warrant Shares in full.

2.                                      Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name or names as are specified below:

Name

Address

3.                                      The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

4.                                      The undersigned hereby acknowledges and agrees that all shares of Common Stock issued pursuant to this Warrant are subject to and bound by, the terms, rights, powers, preferences, restrictions and obligations provided for in the Company’s certificate of incorporation and bylaws (copies of which has been previously provided to the Holder) applicable to all stockholders of the Company.

Holder:

Date: , 20	By:
Name:
Title: